Exhibit 3.1

ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson city, Nevada 89701-4520

(775) 684-5708

Website: www.nvsos.gov

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20140516783-07
Filing Date and Time 07/18/2014 11:45 AM
Entity Number E0481702010-1

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78390 - After Issuance of Stock)

1. Name of corporation

Blue Earth Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article Three of the Articles of Incorporation is hereby amended to reflect an increase in the number of authorized shares of all classes of stock which the Corporation shall have the authority to issue from 125,000,000 to 525,000,000 par value $.001 per share, such shares being designated as follows: (i) 500,000,000 shares of common stock of the Corporation; and (ii) 25,000,000 shares of blank check preferred stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:  66%

4. Effective date of filing: (optional)    Date: July 18, 2014     Time:  9:00A.M.

5. Signature (required)

/s/ John Francis